For media inquiries:	For investor relations inquiries:
Meredith J. Ching	Suzy P. Hollinger
808.525.6669	808.525.8422
mching@abinc.com	shollinger@abinc.com

FOR RELEASE:
4:00 P.M. EASTERN STANDARD TIME
Thursday, February 3, 2011

ALEXANDER & BALDWIN, INC. REPORTS
2010 NET INCOME OF $92.1 MILLION

•	Matson China Service and Hawaiian Commercial & Sugar Co. lead improved performance
•	Real Estate Sales profit increased by $11 million
•	Key investments made in Transportation and Real Estate in 2010

HONOLULU (February 3, 2011) - Alexander & Baldwin, Inc. (NYSE:ALEX) today reported that net income for 2010 was $92.1 million, or $2.22 per diluted share. Net income for 2009 was $44.2 million, or $1.08 per diluted share. Revenue for 2010 was $1.6 billion, compared to revenue of $1.4 billion for 2009.
Net income for the fourth quarter of 2010 was $20.2 million, or $0.48 per diluted share. Net income in the fourth quarter of 2009 was $20.1 million, or $0.49 per diluted share. Revenue for the fourth quarter of 2010 was $461.4 million, compared to revenue of $362.9 million in the same period of 2009.
“A&B’s earnings for 2010 rebounded from 2009, driven principally by Matson’s strong performance in China, a considerable turnaround in Agribusiness, and increased gains from sales of improved properties. Equally important were investments made in Transportation and Real Estate in 2010, including the start up of a second China to Long Beach service and continued investment in our real estate development pipeline,” said Stanley M. Kuriyama, A&B president and chief executive officer.
 “We begin 2011 with an improving economic environment in Hawaii and on the Mainland. Hawaii has been led by major gains in the visitor industry, which contributed to higher employment levels and real personal income. These emerging signs of economic recovery are encouraging and provide us with greater confidence for continued improvement in 2011,” added Kuriyama.

QUARTER SUMMARY
Overall, net income in the quarter was $20.2 million, in line with the fourth quarter of 2009.
Matson’s operating profit in the quarter was slightly lower than last year, as improved performance for its first China service, Hawaii and Guam trade lanes, and stevedoring joint venture, SSAT, were effectively offset by start-up losses from Matson’s China-Long Beach Express 2 (CLX2), which were higher than anticipated due to the impact of more pronounced seasonality on eastbound China volumes. Operating profit for Matson Integrated Logistics (MIL) improved in the fourth quarter compared to last year, which helped MIL modestly increase its year-over-year results.
The substantial gain realized from the October 7 sale of the Ontario Distribution Center industrial facility in California was the primary driver of Real Estate Sales earnings in the fourth quarter. Also in the quarter, the Company acquired two Mainland shopping centers at favorable prices, utilizing proceeds from previous property sales under the Company’s 1031 exchange program. As anticipated, real estate development sales were minimal in the quarter; however, the Company continued to push forward with development of core projects to ensure that it is well positioned to meet future demand from a recovery in the real estate markets.
Real Estate Leasing operating profit in the quarter was down compared to 2009, primarily due to the impact of lower lease renewal rents from a still-recovering economy, the timing of property sales and replacement property acquisitions, higher depreciation from recently acquired properties and the non-reinvestment of $32.8 million in 1031 proceeds from 2010 and 2009 dispositions (total proceeds from these dispositions were $237.2 million).
The fourth quarter saw the successful completion of the harvest for both Hawaiian Commercial & Sugar Company and Kauai Coffee Company. Agribusiness operating profit was higher in the quarter compared to the fourth quarter of 2009, which helped support modest profitability for the year. Overall results were driven primarily by higher sugar prices, production and sales, and represent a major recovery from 2009 results.

TRANSPORTATION INDUSTRY

Ocean Transportation – Fourth quarter of 2010 compared with 2009

	Quarter Ended December 31,
(dollars in millions)	2010	2009	Change
Revenue	$290.8	$234.8	24%
Operating profit	$11.6	$13.5	-14%
Operating profit margin	4.0%	5.7%
Volume* (units):
Hawaii containers	37,100	34,200	8%
Hawaii automobiles	19,800	20,600	-4%
China containers	24,400	13,500	81%
Guam containers	4,000	3,600	11%

* Container volumes included for the period are based on the voyage departure date, but revenue and operating profit are adjusted to reflect the percentage of revenue and operating profit earned during the reporting period for voyages that straddle the beginning and/or end of each reporting period.

For the fourth quarter of 2010, Ocean Transportation revenue increased 24 percent compared to the fourth quarter of 2009, principally due to a $43.3 million increase in overall volumes, in part due to one additional week of cargo delivery. Matson’s fiscal year included 53 weeks in 2010, compared to 52 weeks in 2009, and the additional week was included in the fourth quarter. Also, higher yields and improved cargo mix of $11.8 million, principally in the China trade, increased the quarter’s revenue.
Total Hawaii container volumes were up 8 percent compared to the fourth quarter of 2009, reflecting the additional week of cargo and increases in westbound shipments of food, beverage and household goods. Hawaii automobile volume for the quarter was 4 percent lower than last year, due principally to the timing of automobile rental fleet replacement activity. China container volume increased 81 percent in the fourth quarter of 2010 compared to last year due to volumes from Matson’s new CLX2 service. Guam container volume increased principally from the one additional week of cargo.
Matson’s fourth quarter operating profit of $11.6 million was $1.9 million lower than 2009. The quarter benefited from $31.4 million of higher net volumes and $11.8 million of higher yield and improved cargo mix compared to the fourth quarter of 2009. Offsetting these improvements were increased vessel operating expenses of $30.4 million due principally to CLX2 and higher fuel costs. General and administrative expenses increased $4.8 million in the quarter compared to last year due principally to higher costs from CLX2 and increased employee compensation expenses partially related to the 53rd week. Also, operation overhead costs increased by $4.4 million, due principally to the new China service and additional equipment repair costs. Finally, terminal handling costs increased by $4.0 million due to contractual increases in terminal fees and handling charges.

Ocean Transportation – 2010 compared with 2009

(dollars in millions)	2010	2009	Change
Revenue	$1,045.0	$888.6	18%
Operating profit	$99.4	$58.3	70%
Operating profit margin	9.5%	6.6%
Volume* (units):
Hawaii containers	136,700	136,100	--
Hawaii automobiles	81,800	83,400	-2%
China containers	72,700	46,600	56%
Guam containers	15,200	14,100	8%

* Container volumes included for the period are based on the voyage departure date, but revenue and operating profit are adjusted to reflect the percentage of revenue and operating profit earned during the reporting period for voyages that straddle the beginning and/or end of each reporting period.

Ocean Transportation revenue increased $156.4 million, or 18 percent, in 2010 compared to 2009. This increase was principally due to a $61.9 million increase in revenue related to overall higher volumes, a $55.8 million increase in revenue due to higher yields, principally in the China trade, and a $32.3 million increase in fuel surcharges due to higher fuel prices.
Total Hawaii container volume increased slightly in 2010 compared with 2009, primarily reflecting one additional week in Matson’s 2010 fiscal year. Matson’s Hawaii automobile volume for the year was 2 percent lower than 2009, due principally to the timing of automobile rental fleet replacement activity. China container volume increased 56 percent in 2010, compared with 2009, principally due to the commencement of CLX2, as well as an increase in market demand. Guam container volumes increased 8 percent due to an increase in market demand related, in part, to activities associated with the expected U.S. military build-up.
Operating profit increased $41.1 million, or 70 percent, in 2010 compared to 2009. The increase in operating profit was principally due to $55.8 million in higher yields, principally related to the China trade, and a $47.8 million increase due to a net increase in volume driven by the China trade. The improvement in operating profit was partially offset by $40.7 million related to increased vessel operating expenses, principally due to the commencement of CLX2, but also due to higher fuel, drydock, and contractual labor costs, partially offset by lower vessel insurance costs. Additionally, terminal handling costs increased by $22.9 million due to contractual increases in terminal fees and handling charges, and operations overhead costs increased $5.3 million due to additional equipment repair costs and CLX2. The increase in costs was partially offset by a $6.6 million increase in SSAT joint venture earnings, principally due to higher west coast container lift volumes in 2010.

Logistics Services – Fourth quarter of 2010 compared with 2009

	Quarter Ended December 31,
(dollars in millions)	2010	2009	Change
Intermodal revenue	$55.1	$48.5	14%
Highway revenue	42.4	33.6	26%
Total Revenue	$97.5	$82.1	19%
Operating profit	$2.0	$1.2	67%
Operating profit margin	2.1%	1.5%

Logistics Services revenue for the fourth quarter of 2010 increased 19 percent, or $15.4 million, compared to the fourth quarter of 2009, due primarily to higher Intermodal and Highway volumes. Intermodal and Highway volume increased 5 percent and 15 percent, respectively, benefiting, like Matson, from an additional week of activity in 2010. Additionally, Highway volume increased due to an improvement in both full truckload and less-than-truckload volume during the fourth quarter of 2010.
Logistics Services operating profit increased by $0.8 million, or 67 percent, in 2010 compared to the fourth quarter of 2009, due principally to the higher volumes cited above, higher profitability of the Company’s warehousing services and higher intermodal yields, offset in part by lower yields in both full truckload and less-than-truckload services.

Logistics Services – 2010 compared with 2009

(dollars in millions)	2010	2009	Change
Intermodal revenue	$204.1	$188.0	9%
Highway revenue	151.5	132.9	14%
Total Revenue	$355.6	$320.9	11%
Operating profit	$7.2	$6.7	7%
Operating profit margin	2.0%	2.1%

Logistics Services revenue increased $34.7 million, or 11 percent, in 2010 compared with 2009. This increase was principally due to higher Intermodal and Highway volumes, which increased 2 percent and 12 percent, respectively. Highway volume increased due to an improvement in the less-than-truckload business as well as a large military contract move that occurred in the first quarter of 2010. Additionally, Intermodal and Highway volume benefited from an additional week of activity in 2010.
Logistics Services operating profit increased $0.5 million, or 7 percent, in 2010 compared with 2009. Operating profit increased principally due to higher volumes cited above, but also due to a lower provision for bad debt, and lower depreciation and amortization. However, the improvement to operating profit was partially offset by lower yields resulting from increased competitive pressures.

REAL ESTATE INDUSTRY
Real Estate Leasing and Real Estate Sales revenue and operating profit are analyzed before subtracting amounts related to discontinued operations. This is consistent with how the Company evaluates and makes decisions regarding capital allocation, acquisitions, and dispositions for the Company’s real estate businesses.
Effect of Property Sales Mix on Operating Results:  Direct year-over-year comparison of the real estate sales results may not provide a consistent, measurable barometer of future performance because results from period to period are significantly affected by the mix and timing of property sales. Operating results, by virtue of each project’s asset class, geography, and timing, are inherently episodic. Earnings from joint venture investments are not included in segment revenue, but are included in operating profit. The mix of real estate sales in any year or quarter can be diverse and can include developed residential real estate, commercial properties, developable subdivision lots, undeveloped land, and property sold under threat of condemnation. The sale of undeveloped land and vacant parcels in Hawaii generally provides higher margins than does the sale of developed and commercial property, due to the low historical-cost basis of the Company’s Hawaii land. Consequently, real estate sales revenue trends, cash flows from the sales of real estate, and the amount of real estate held for sale on the balance sheets do not necessarily indicate future profitability trends for this segment. Additionally, the operating profit reported in each quarter does not necessarily follow a percentage of sales trend because the cost basis of property sold can differ significantly between transactions.

Real Estate Leasing – Fourth quarter of 2010 compared with 2009

	Quarter Ended December 31,
(dollars in millions)	2010	2009	Change
Revenue	$23.2	$24.9	-7%
Operating profit	$8.4	$10.0	-16%
Operating profit margin	36.2%	40.2%
Average Occupancy Rates:
Mainland	86%	83%
Hawaii	91%	95%

Real Estate Leasing revenue for the fourth quarter of 2010, before subtracting amounts presented as discontinued operations, was $1.7 million lower than the fourth quarter of 2009, due to lower renewal rents, primarily in the mainland portfolio, the timing of property sales and acquisitions, and the non-reinvestment of $32.8 million of 1031 proceeds from 2010 and 2009 dispositions. Properties sold under the Company’s 1031 program are generally replaced within 180 days of the sale; however, revenue and operating profit for the current period, as compared to a prior period, may be lower because of the interim period that elapses between sale and reinvestment, or if the proceeds are not reinvested because a suitable replacement property that meets the Company’s investment criteria cannot be found.
Mainland occupancy increased 3 percentage points due principally to improved occupancy in industrial properties. Hawaii occupancy declined 4 percentage points, primarily due to the July 2010 acquisition of Komohana Industrial Park, a fee simple, fully-zoned 35-acre industrial complex located in Kapolei, West Oahu, which is currently 74-percent occupied.
Operating profit for the fourth quarter of 2010, before subtracting amounts presented as discontinued operations, was 16 percent lower than 2009, principally due to lower renewal rents, the timing of property sales and acquisitions, higher depreciation expense from recently acquired properties and the non-reinvestment of 1031 sales proceeds.
Leasable space decreased in the fourth quarter of 2010 compared with 2009, due to acquisitions and dispositions in 2010 that are detailed in the Dispositions and Acquisitions table below.

Real Estate Leasing –2010 compared with 2009

(dollars in millions)	2010	2009	Change
Revenue	$94.4	$103.2	-9%
Operating profit	$35.3	$43.2	-18%
Operating profit margin	37.4%	41.9%
Average Occupancy Rates:
Mainland	85%	85%
Hawaii	92%	95%
Leasable Space (million sq. ft.) - Improved
Mainland	6.4	7.0	-9%
Hawaii	1.5	1.3	15%

Real Estate Leasing revenue for 2010 was 9 percent lower than the amount reported for 2009. The decrease was principally due to lower mainland rents, the non-reinvestment of $32.8 million of 1031 proceeds in 2010, as well as the revenue impact resulting from the timing of acquisitions and dispositions. Occupancy for the Hawaii portfolio decreased 3 percentage points in 2010 as compared to 2009, primarily due to the July 2010 acquisition of Komohana Industrial Park.
Operating profit was 18 percent lower in 2010, compared with 2009, principally due to the same reasons cited for the revenue decrease.

Leasable space decreased in 2010 compared with 2009, principally due to the following activity:
Dispositions			Acquisitions
Date	Property	Leasable sq. ft	Date	Property	Leasable sq. ft
10-10	Ontario Distribution Center (CA)	898,400	11-10	Rancho Temecula (CA)	165,500
5-10	Valley Freeway (WA)	228,200	11-10	Lahaina Square (HI)	50,200
2-10	Kele Center (HI)	14,800	10-10	Little Cottonwood (UT)	141,600
1-10	Mililani Shopping Center (HI)	180,300	7-10	Komohana (HI)	238,300
			4-10	Lanihau Marketplace (HI)	88,300
			1-10	Meadows on the Parkway (CO)	216,400

	Total Dispositions	1,321,700		Total Acquisitions	900,300

Real Estate Sales – Fourth quarter of 2010 compared with 2009

	Quarter Ended December 31,
(dollars in millions)	2010	2009	Change
Improved property sales	$43.0	$58.1	-26%
Development sales	1.1	0.8	38%
Unimproved/other property sales	5.4	5.3	2%
Total Revenue	$49.5	$64.2	-23%
Operating profit before joint ventures	$18.3	$20.9	-12%
Equity in loss of joint ventures	(0.5)	(0.5)	--%
Total Operating Profit	$17.8	$20.4	-13%
Operating profit margin	36.0%	31.8%

The composition of sales in the fourth quarter of 2010 and 2009 are described below.
2010 Fourth Quarter: Real Estate Sales revenue and operating profit, before subtracting amounts presented as discontinued operations, were $49.5 million and $17.8 million, respectively, and included the sales of Ontario Distribution Center (Ontario, CA) and an unimproved land parcel on Maui. Revenue and operating profit also included a $3.6 million gain from the Company’s Lahaina Square debt acquisition and subsequent receipt of title in lieu of foreclosure.
2009 Fourth Quarter: Real Estate Sales revenue and operating profit, before subtracting amounts presented as discontinued operations, were $64.2 million and $20.4 million, respectively, principally related to the sales of the Pacific Guardian Tower office property (Honolulu, HI), the Village at Indian Wells retail center (Indian Wells, CA) and several unimproved parcels on Maui.

Real Estate Sales – 2010 compared with 2009

(dollars in millions)	2010	2009	Change
Improved property sales	$113.7	$99.6	14%
Development sales	5.8	6.0	-3%
Unimproved/other property sales	16.6	20.0	-17%
Total Revenue	$136.1	$125.6	8%
Operating profit before joint ventures	$48.1	$39.1	23%
Earnings from joint ventures/other	2.0	--	--
Total Operating Profit	$50.1	$39.1	28%
Operating profit margin	36.8%	31.1%

The higher revenue and operating profit results in 2010 were due to the mix and timing of real estate sales in 2010 compared with 2009, as well as the timing of income earned from the Company’s joint ventures. The composition of these sales is described below.
2010: Real Estate Sales revenue and operating profit primarily included the sales of Mililani Shopping Center, a retail center in Hawaii, Ontario Distribution Center, an industrial property in California, and Valley Freeway Corporate Park, an industrial facility in Washington Operating profit also included $2.0 million of joint venture earnings, principally due to $5.1 million in gains recognized on the settlements of two mortgage loans owed to a project lender under regulatory supervision, partially offset by a $1.9 million impairment loss on the Company’s Santa Barbara joint venture investment.
2009: Real Estate Sales revenue and operating profit primarily included the sale of an office building and an industrial facility on Oahu and a 214-acre agricultural parcel on Maui. Joint venture income from completed development projects, principally related to Bridgeport and Centre Point retail/office developments in Valencia, California, were offset by the Company’s share of marketing and other operating expenses of its Kukui’ula development projects. Additionally, the Company recorded a $2.5 million impairment loss related to its investment in its Ka Milo joint venture project.

AGRIBUSINESS
As of December 1, 2009, the Company began consolidating the results of the Hawaiian Sugar & Transportation Cooperative (“HS&TC”) because the Company became the sole member. Since HS&TC is a wholly-owned consolidated subsidiary, revenue recognition on raw sugar and molasses sales occurs when HS&TC delivers the sugar and molasses to the Company’s third-party customers on the U.S. mainland. Prior to consolidation, the Company recognized revenue when the raw sugar was delivered to HS&TC, which occurred as sugar was produced and delivered to the sugar warehouse on Maui, where title and risk of loss passed. As a result of the HS&TC consolidation, the timing of revenue recognition differs between 2010 and 2009 and results in year-over-year variances.

Agribusiness – Fourth quarter of 2010 compared to 2009

	Quarter Ended December 31,
(dollars in millions)	2010	2009	Change
Revenue	$59.5	$27.6	2	X
Operating profit (loss)	$4.6	$(0.8)	NM
Operating profit margin	7.7%	-2.9%
Tons sugar produced	33,400	23,800	40%
Tons sugar sold	63,400	21,800	3	X

Agribusiness revenue for the fourth quarter of 2010 increased $31.9 million, more than double the revenue for the fourth quarter of 2009. The increase was primarily due to $33.8 million in higher bulk raw sugar revenue resulting from higher sales volume and higher sugar prices, and higher molasses revenue largely from higher volume. These increases were partially offset by $4.0 million in lower specialty sugar revenue due to lower sales volume.
Operating profit for the fourth quarter of 2010 was $5.4 million higher than 2009, due to an improvement in raw sugar margins resulting from higher sugar prices, an increase in the full-year volume of sugar production over which costs are allocated, resulting in lower per unit costs, and higher sales.

Agribusiness – 2010 compared to 2009

(dollars in millions)	2010	2009	Change
Revenue	$163.9	$107.0	53%
Operating profit (loss)	$6.1	$(27.8)	NM
Operating profit margin	3.7%	-26.0%
Tons sugar produced	171,800	126,800	35%
Tons sugar sold	176,700	124,000	43%

Agribusiness revenue increased $56.9 million in 2010 compared with 2009. The increase was primarily due to $62.8 million in higher bulk raw sugar revenue that was the result of higher sugar prices and higher sales volume, as well as $3.3 million in higher coffee revenues related to higher volume and prices. These increases were partially offset by a $7.1 million reduction in specialty sugar revenue due to lower sales volume.
Operating profit was $6.1 million in 2010 compared with an operating loss of $27.8 million in 2009. The improvement in operating profit was primarily due to a $33.4 million improvement in raw sugar margins, resulting principally from higher sugar prices, and an increase in the volume of sugar production over which costs are allocated, resulting in lower per unit costs, and increased sales. Operating profit also benefited from a $7.9 million increase in specialty sugar margins, due primarily to lower per unit production costs previously described. The increase in operating profit was partially offset by a $3.0 million reduction in coffee results, principally due to a $1.9 million lower of cost or market adjustment to coffee inventory in the first quarter of 2010, as well as a $2.8 million reduction in molasses margins due principally to higher delivery costs and lower sales volume.
Sugar production in 2010 was 35 percent higher than in 2009 due principally to higher average yields per acre. The higher yields in 2010 were principally the result of improved growing conditions and factory enhancements.

CORPORATE EXPENSES
Corporate expenses of $4.5 million decreased by 29 percent, or $1.8 million, in the fourth quarter of 2010, as compared to the fourth quarter of 2009. The decrease is due principally to decreases in contributions to the A&B Foundation in the fourth quarter and in retirement expenses. For the full year 2010, corporate expenses were $23.3 million, $1.5 million higher than 2009, due principally to higher expense related to senior executive retirements.

CONDENSED CASH FLOW TABLE

	Year Ended December 31,
(Dollars in millions, Unaudited)	2010	2009	Change
Cash Flow from Operating Activities	$150	$115	30%

Capital Expenditures (1)
Transportation	(71)	(13)	5	X
Real Estate	(17)	(14)	21%
Agribusiness and other	(7)	(4)	75%
Total Capital Expenditures	(95)	(31)	3	X

Other Investing Activities, Net	(55)	--	NM
Cash Used in Investing Activities	$(150)	$(31)	5	X

Debt Borrowings (Repayments), Net	43	(34)	NM
Capital Stock Transactions, Net	7	(1)	NM
Dividends Paid	(52)	(52)	--%
Cash Used in Financing Activities	$(2)	$(87)	-98%

Net Decrease in Cash	$(2)	$(3)	33%

(1)	Excludes non-cash 1031 exchange transactions and real estate development activity.

Alexander & Baldwin, Inc. is headquartered in Honolulu, Hawaii and is engaged in ocean transportation and logistics services through its subsidiaries, Matson Navigation Company, Inc., Matson Integrated Logistics, Inc. and Matson Global Distribution Services; in real estate through A&B Properties, Inc.; and in agribusiness through Hawaiian Commercial & Sugar Company and Kauai Coffee Company, Inc. Additional information about A&B may be found at its web site: www.alexanderbaldwin.com.

Statements in this press release that are not historical facts are “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statement. These forward-looking statements are not guarantees of future performance. This release should be read in conjunction with our Annual Report on Form 10-K and our other filings with the SEC through the date of this release, which identify important factors that could affect the forward-looking statements in this release.

ALEXANDER & BALDWIN, INC.
2010 and 2009 Fourth-Quarter and Full-Year Results (Condensed)
(In Millions, Except Per Share Amounts, Unaudited)

	2010	2009
Three Months Ended December 31:
Revenue	$461.4	$362.9
Income From Continuing Operations	$8.5	$4.9
Discontinued Operations: Properties1	$11.7	$15.2
Net Income	$20.2	$20.1
Basic Earnings Per Share
Continuing Operations	$0.21	$0.12
Net Income	$0.49	$0.49
Diluted Earnings Per Share
Continuing Operations	$0.20	$0.12
Net Income	$0.48	$0.49
Basic Weighted Average Shares Outstanding	41.3	41.0
Diluted Weighted Average Shares Outstanding	41.7	41.3

	2010	2009
Year Ended December 31:
Revenue	$1,646.2	$1,396.6
Income From Continuing Operations	$58.9	$9.0
Discontinued Operations: Properties1	$33.2	$35.2
Net Income	$92.1	$44.2
Basic Earnings Per Share
Continuing Operations	$1.43	$0.22
Net Income	$2.23	$1.08
Diluted Earnings Per Share
Continuing Operations	$1.42	$0.22
Net Income	$2.22	$1.08
Basic Weighted Average Shares Outstanding	41.2	41.0
Diluted Weighted Average Shares Outstanding	41.5	41.1

1 “Discontinued Operations: Properties” consists of sales, or intended sales, of certain lands and buildings that are material and have separately identifiable earnings and cash flows.

Industry Segment Data, Net Income (Condensed)
(In Millions, Except Per Share Amounts, Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
Revenue:	2010	2009	2010	2009
Transportation
Ocean Transportation	$290.8	$234.8	$1,045.0	$888.6
Logistics Services	97.5	82.1	355.6	320.9
Real Estate
Leasing	23.2	24.9	94.4	103.2
Sales	49.5	64.2	136.1	125.6
Less Amounts Reported In Discontinued Operations	(43.3)	(62.5)	(122.5)	(132.4)
Agribusiness	59.5	27.6	163.9	107.0
Reconciling Items	(15.8)	(8.2)	(26.3)	(16.3)
Total Revenue	$461.4	$362.9	$1,646.2	$1,396.6

Operating Profit, Net Income:
Transportation
Ocean Transportation	$11.6	$13.5	$99.4	$58.3
Logistics Services	2.0	1.2	7.2	6.7
Real Estate
Leasing	8.4	10.0	35.3	43.2
Sales	17.8	20.4	50.1	39.1
Less Amounts Reported In Discontinued Operations	(18.3)	(24.5)	(51.9)	(57.0)
Agribusiness	4.6	(0.8)	6.1	(27.8)
Total Operating Profit	26.1	19.8	146.2	62.5
Interest Expense	(6.2)	(6.7)	(25.5)	(25.9)
General Corporate Expenses	(4.5)	(6.3)	(23.3)	(21.8)
Income From Continuing Operations Before Income Taxes	15.4	6.8	97.4	14.8
Income Taxes	6.9	1.9	38.5	5.8
Income From Continuing Operations	8.5	4.9	58.9	9.0
Income from Discontinued Operations	11.7	15.2	33.2	35.2
Net Income	$20.2	$20.1	$92.1	$44.2

Basic Earnings Per Share, Continuing Operations	$0.21	$0.12	$1.43	$0.22
Basic Earnings Per Share, Net Income	$0.49	$0.49	$2.23	$1.08

Diluted Earnings Per Share, Continuing Operations	$0.20	$0.12	$1.42	$0.22
Diluted Earnings Per Share, Net Income	$0.48	$0.49	$2.22	$1.08

Basic Weighted Average Shares Outstanding	41.3	41.0	41.2	41.0
Diluted Weighted Average Shares Outstanding	41.7	41.3	41.5	41.1

Consolidated Balance Sheets (Condensed)
(In Millions, Unaudited)

	December 31,	December 31,
	2010	2009

ASSETS
Current Assets	$264	$307
Investments in Affiliates	329	242
Real Estate Developments	122	88
Property, Net	1,651	1,536
Other Assets	129	207
Total	$2,495	$2,380

LIABILITIES & EQUITY
Current Liabilities	$353	$297
Long-Term Debt, Non-Current Portion	386	406
Employee Benefit Plans	135	116
Other Long-Term Liabilities	54	48
Deferred Income Taxes	431	428
Shareholders’ Equity	1,136	1,085
Total	$2,495	$2,380